EXHIBIT 4.4

                    FFE TRANSPORTATION SERVICES INC.
                            401(K) WRAP PLAN

                 (Restated Effective February 1, 2000)
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                               ARTICLE I
                          PURPOSE OF THE PLAN

        The Company intends and desires by the adoption of this Plan to recognize the value to the Company of the past and present services of Eligible Employees covered by the Plan and to encourage and assure their continued service with the Company by making more adequate provisions for their future retirement security.

        This Plan has been adopted to provide certain select management and highly compensated employees of the Participating Employers covered under the Savings Plan for Employees of Frozen Food Express Industries, Inc. (the "Savings Plan") the opportunity to accumulate deferred compensation which cannot be accumulated under the Savings Plan because of the limitations on deferrals under Code Section 402(g) (the "Deferral Limit"), the limitations on annual additions under Code Section 415 (the "415 Limit"), the limitations on tax-qualified pension plan benefits under Code Section 401(a)(17) (the "Pay Cap"), and because Savings Contributions and Employer Contributions have been required to be returned under the Savings Plan because of the nondiscrimination rules under Code Section 401(k)(3) ("ADP Restrictions") or 401(m)(2) ("ACP Restrictions").

        This Plan is intended to be "a plan which is unfunded and maintained by an employer primarily for the purpose of providing deferred compensation for a select group of management or highly compensated employees" within the meaning of Sections 201(2) and 301(a)(3) of the Employee Retirement Income Security Act of 1974 ("ERISA") and shall be interpreted and administered in a manner consistent with that intent.

                               ARTICLE II
                               DEFINITIONS
2.1 ACCOUNT means those separate accounts established and maintained under the Plan in the name of each Participant as required pursuant to the provisions of Article VII.

2.2 ADP RESTRICTIONS AND ACP RESTRICTIONS means the nondiscrimination rules under Code Sections 401(k)(3) and 401(m)(2).

2.3 AFFILIATE means any company which is included within a "controlled group of corporations" as determined under Code Section 1563 (without regard to subsections (a)(4) and (e)(3)(C) of such Section 1563) and Code Section 409(l)(4), with the Company.

2.4 BENEFICIARY means a Participant's beneficiary or beneficiaries identified under the Savings Plan.

2.5     BOARD means the Board of Directors of FFE Transportation Services, Inc.

2.6 BONUS means the bonus paid on either a monthly, quarterly or annual basis by a Participating Employer to an Eligible Employee.

2.7 CODE means the Internal Revenue Code of 1986 and the regulations thereunder, as amended from time to time.

2.8 COMMITTEE means the Committee appointed by the Board to administer the Plan.

2.9 COMPANY means FFE Transportation Services, Inc., or any company which is a successor as a result of merger, consolidation, liquidation, transfer of assets, or other reorganization.

2.10 COMPENSATION means "Compensation" as that term is defined in the Savings Plan, without regard to the Pay Cap.

2.11    DEFERRAL LIMIT means the limitations on deferrals under Code Section
        402(g).

2.12 DISABILITY means a determination of disability in accordance with the provisions of the Savings Plan.

2.13 EARLY RETIREMENT means termination of employment following attainment of age 55 with ten (10) Years of Service (as determined in accordance with the provisions of the Savings Plan).

2.14    EFFECTIVE DATE means January 1, 1997, as restated effective February 1,
        2000.

2.15 ELIGIBLE EMPLOYEE means, for any Plan Year (or applicable portion thereof), a person employed by a Participating Employer who (i) is determined by the Committee to be a member of a select group of management or highly compensated employees, (ii) who is designated by the Committee to be eligible under the Plan, and (iii) who is a participant in the Savings Plan. The Committee shall notify those individuals, if any, who will be Eligible Employees prior to the Plan Year in which they will become Eligible Employees. If the Committee determines that an employee first becomes an Eligible Employee during a Plan Year, the Committee shall notify such employee of its determination and of the date during the Plan Year on which the employee shall first become an Eligible Employee.

2.16 EMPLOYER CONTRIBUTION means those contributions by the Participating Employers to the Savings Plan for a Plan Year on account of the Savings Contributions made during that Plan Year by the participants in the Savings Plan.

2.17 ENTRANCE DATE means the "Entrance Date" as that term is defined in the Savings Plan.

2.18 EXCESS CONTRIBUTION means those contributions by Participating Employers to the Savings Plan for a Plan Year that are in excess of the 415 Limit.

2.19    415 LIMIT means the limitations on annual additions under Code Section
        415.

2.20 NONQUALIFIED EMPLOYER MATCHING CONTRIBUTION means an amount contributed by the Participating Employers, pursuant to the provisions of Article V, on account of the Participant's Nonqualified Savings Contribution.

2.21 NONQUALIFIED EMPLOYER DISCRETIONARY CONTRIBUTION means an amount contributed by a Participating Employer pursuant to the provisions of
        Article VI.

2.22 NONQUALIFIED EXCESS CONTRIBUTIONS means an amount contributed by a Participating Employer, pursuant to the provisions of Article VI, in an amount equal to the Excess Contributions made to a Participant's account in the Savings Plan.

2.23 NONQUALIFIED SAVINGS CONTRIBUTION means Compensation that is due to be earned and which would otherwise be paid to the Participant, which the Participant elects to defer under the Plan, determined without regard to the Deferral Limit, the 415 Limit, the Pay Cap or the ADP Restrictions under the Savings Plan, and which is contributed on behalf of each Participant by the Participating Employers pursuant to the provisions of Article IV.

2.24 PARTICIPANT means any person so designated in accordance with the provisions of Article III, including, where appropriate according to the context of the Plan, any former employee who is or may become (or whose Beneficiaries may become) eligible to receive a benefit under the Plan.

2.25 PARTICIPANT ENROLLMENT AND ELECTION FORM means the form on which a Participant elects to defer Compensation hereunder and on which the Participant makes certain other designations as required thereon.

2.26 PARTICIPATING EMPLOYER means the Company and any Affiliate that adopts the Plan.

2.27 PAY CAP means the limitations on compensation considered in tax-qualified pension plans under Code Section 401(a)(17).

2.28 PHANTOM SHARE means a fictitious share of the common stock of Frozen Food Express Industries, Inc. which carries with it certain rights and benefits as described herein but which does not entitle the holder thereof either to equity rights or voting rights in Frozen Food Express Industries, Inc.

2.29    PLAN means this FFE Transportation Services, Inc. 401(k) Wrap Plan.

2.30    PLAN YEAR means the "Plan Year" as that term is defined in the Savings
        Plan.

2.31 RETIREMENT means termination of employment after attainment of age 65, as determined in accordance with the provisions of the Savings Plan.

2.32 SAVINGS CONTRIBUTION means those contributions by the Company to the Savings Plan for a Plan Year on behalf of and on account of the qualified cash or deferral elections within the meaning of Code Section 401(k) made by the participants in the Savings Plan.

2.33 SAVINGS PLAN means the Savings Plan for Employees of Frozen Food Express Industries, Inc.

2.34 TRANSFER DATE means the date on which amounts credited to each Participant's Account for the Plan Year are transferred to the Savings Plan.

2.35    VALUATION DATE means each business day.

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                               ARTICLE III
                      ELIGIBILITY AND PARTICIPATION

3.1 REQUIREMENTS. Every Eligible Employee that is a Participant in the Plan as of the Effective Date shall continue to participate in the Plan. Every other Eligible Employee shall be eligible to become a Participant on the first Entrance Date occurring on or after the date on which he or she becomes an Eligible Employee. No individual shall become a Participant, however, if he or she is not an Eligible Employee on the date his or her participation is to begin.
        Participation in the Plan is voluntary. In order to participate, an otherwise Eligible Employee must execute a valid Participant Enrollment and Election Form in such manner as the Committee may require and must agree to make Nonqualified Savings Contributions as provided in Article IV.

3.2 RE-EMPLOYMENT. If a Participant whose employment with the Participating Employers is terminated is subsequently re-employed, he or she shall become a Participant in the Plan in accordance with the provisions of Section 3.1 of this Article.

3.3 CHANGE OF EMPLOYMENT CATEGORY. During any period in which a Participant remains in the employ of a Participating Employer, but either ceases to be an Eligible Employee or a participant in the Savings Plan, he or she shall not be eligible to make additional Nonqualified Savings Contributions under this Plan.

                               ARTICLE IV
                  NONQUALIFIED SAVINGS CONTRIBUTIONS

4.1 NONQUALIFIED SAVINGS ELECTIONS. In accordance with rules established by the Committee, a Participant may elect, within the thirty (30) day period prior to the beginning of a calendar year, to make a Nonqualified Savings Contribution with respect to the following Plan Year by use of a Participant Enrollment and Election Form. The terms of the election form shall provide that the Participant agrees to accept a reduction in whole percentage amounts of either (i) his Compensation, exclusive of any Bonus paid to the Participant (not to exceed 20% of Compensation, excluding Bonuses), and/or (ii) his Bonus, if any, from the Company (up to 100% of the Bonus). In addition, a participant in the Savings Plan who becomes a Participant during the Plan Year may elect, within thirty (30) days after the date he or she became a Participant, to make a Nonqualified Savings Contribution with respect to the remaining portion of the Plan Year by use of a Participant Enrollment Form.

4.2 PAYROLL DEDUCTIONS. Nonqualified Savings Contributions shall be made through payroll deductions.

4.3 ADJUSTMENT OF PAYROLL DEDUCTIONS. The Participant may change the amount of his or her Nonqualified Savings Contribution by delivering to the Committee, prior to the beginning of a calendar year, a new Participant Enrollment and Election Form. Any amendment or termination of a Participant Enrollment and Election Form shall not be effective until January 1 following the calendar year in which the amendment or termination election is both (i) executed by the Participant and (ii) delivered to the Committee. Once made, a Nonqualified Savings Contribution payroll deduction election shall continue in force indefinitely, until changed by the Participant on a subsequent Participant Enrollment and Election Form.

4.4 TIMING OF CONTRIBUTION. Nonqualified Savings Contributions shall be made at the same time and in the same manner as Savings Contributions.

                               ARTICLE V
             NONQUALIFIED EMPLOYER MATCHING CONTRIBUTIONS

5.1 NONQUALIFIED EMPLOYER MATCHING CONTRIBUTION PERCENTAGE. The Participating Employers shall make a Nonqualified Employer Matching Contribution on behalf of a Participant, and on account of the Participant's Nonqualified Savings Contributions for a Plan Year, at the same rate as the Employer Contribution to the Savings Plan for the Plan Year, taking into account the Pay Cap.

5.2 TIMING OF MATCH. Nonqualified Employer Matching Contributions shall be made at the same time and in the same manner as Employer Contributions to the Savings Plan.

                               ARTICLE VI
          NONQUALIFIED EMPLOYER DISCRETIONARY AND EXCESS CONTRIBUTIONS

6.1 NONQUALIFIED EMPLOYER DISCRETIONARY CONTRIBUTION. In its sole discretion, each Participating Employer may make a Nonqualified Employer Discretionary Contribution on behalf of each Participant, in an amount determined by the Participating Employer in accordance with the following:
        (A) A percentage of each Participant's Compensation for the Plan Year; and/or
        (B) A percentage of some or all of the Participant's Nonqualified Savings Contribution for the Plan Year.

6.2 NONQUALIFIED EXCESS CONTRIBUTION. In its sole discretion, each Participating Employer may make a Nonqualified Excess Contribution on behalf of each Participant, in an amount equal to the Excess Contributions made to each Participant's Savings Plan accounts.

6.3 TIMING OF CONTRIBUTION. The Nonqualified Employer Discretionary Contributions and Nonqualified Excess Contributions shall be made as soon as administratively feasible after declared by the Board of Directors of each Participating Employer.

                               ARTICLE VII
                              PLAN ACCOUNTS

7.1 ESTABLISHMENT OF ACCOUNTS; DEEMED INVESTMENT FUNDS. There shall be established and maintained by the Committee separate Accounts in the name of each Participant, as required and as described in this Article
        VII. The Committee shall designate a selection of investment funds, one of which shall be invested in Phantom Shares. Each Participant's Accounts may be deemed to be invested in one or more of such investment funds, in multiples of 1%. The establishment of the investment funds shall be solely for purposes of determining the income, gains and losses to be subsequently credited to each Participant's Accounts, and the Company is under no obligation to acquire or provide any investment funds. In crediting the Participant's Accounts with the Contributions set forth below, the amount of the Contribution shall be divided by the fair market value of a share of the investment fund as of the most recent Valuation Date, or in the case of an investment in Phantom Shares, divided by the Phantom Share value as of the most recent Valuation Date coinciding with the last day of a calendar quarter.

7.2 NONQUALIFIED SAVINGS ACCOUNT. The Committee shall establish an Account to which are credited a Participant's Nonqualified Savings Contributions.

7.3 NONQUALIFIED EMPLOYER MATCHING CONTRIBUTION ACCOUNT. The Committee shall establish an Account to which are credited a Participant's Nonqualified Employer Matching Contributions.

7.4 NONQUALIFIED EMPLOYER DISCRETIONARY CONTRIBUTION ACCOUNT. The Committee shall establish an Account to which are credited a Participant's Nonqualified Employer Discretionary Contributions.

7.5 NONQUALIFIED EXCESS CONTRIBUTION ACCOUNT. The Committee shall establish an Account to which are credited a Participant's Nonqualified Excess Contributions.

                               ARTICLE VIII
                         TRANSFERS TO SAVINGS PLAN

8.1 ACCOUNT TRANSFERS. A transfer made pursuant to this Article shall not constitute a Payment of Benefits, as that phrase is referenced in
        Article XI. As soon as administratively feasible after the end of a Plan Year, but in no event later than 2 1/2 months following the end of that Plan Year, the Committee shall transfer to the Savings Plan:
        (A) The Nonqualified Savings Contributions credited to each Participant's Nonqualified Savings Contribution Account for that Plan Year (inclusive of earnings); and
        (B) The Nonqualified Employer Matching Contributions credited to each Participant's Nonqualified Employer Matching Contribution Account for that Plan Year (inclusive of earnings).
        Notwithstanding the above, the amounts so transferred shall be adjusted so that in no event shall an amount be transferred that would cause the Savings Plan to exceed the Deferral Limit, the 415 Limit, the Pay Cap, the ADP Restrictions or the ACP Restrictions under the Savings Plan.

8.2 FREQUENCY OF TRANSFERS. In its sole discretion, the Committee may make multiple transfers under Section 8.1 during the Plan Year.

8.3 RESTRICTION. No transfer shall occur under Section 8.1 unless the terms of the Savings Plan specifically provide that such transfers will be accepted.

8.4 NON-TRANSFERABILITY. Except as expressly provided in this Article VIII, the Phantom Shares and/or any rights or benefits under the Plan may not be transferred, assigned, pledged or hypothecated in any manner, by operation of law or otherwise, other than by will or by the laws of descent and distribution, and shall not be subject to execution, attachment or similar process.

                               ARTICLE IX
                           ALLOCATION OF FUNDS

9.1 ALLOCATIONS OF CONTRIBUTIONS. Each Participant's Account shall be credited with Nonqualified Savings Contributions and Nonqualified Employer Matching Contributions in accordance with the allocation provisions of the Savings Plan. Nonqualified Employer Matching Contributions shall only be allocated to those Eligible Employees who meet the requirements of receiving an allocation of Employer Contributions under the Savings Plan. As of the last day of the Plan year, each Participant's Account shall be credited with Nonqualified Employer Discretionary Contributions and Nonqualified Excess Contributions in accordance with the allocation method specified by the Participating Employer in accordance with Article 6 of the Plan. Nonqualified Employer Discretionary Contributions shall only be allocated to those Eligible Employees who are employed on the last business day of the Plan year, and each Eligible Employee who would have been an Eligible Employee on such day but for his death, Disability, Early Retirement, or Retirement during such year.

9.2 ALLOCATION OF EARNINGS OR LOSSES ON ACCOUNTS. Each Participant's Account shall be deemed invested in the investment funds or Phantom Shares, as elected by the Participant in accordance with Section 7.1 of the Plan. Accounts which are deemed invested in investment funds shall, as a bookkeeping entry, be credited or debited with the increase or decrease in the value of such fund as of each Valuation Date. Accounts which are deemed invested in Phantom Shares shall, as a bookkeeping entry, be credited or debited with the increase or decrease in the price of a share of common stock of Frozen Food Express Industries, Inc. as quoted on the American Stock Exchange as of the last day of each calendar quarter. The Committee shall have discretion to establish reasonable administrative procedures and allocation rules as it deems necessary to maintain the records of each Participant's Accounts.

9.3 ADJUSTMENTS TO NUMBER OF PHANTOM SHARES. If Frozen Food Express Industries, Inc. shall (i) declare a dividend or make a distribution on its outstanding shares of common stock in additional shares of stock,
        (ii) subdivide or reclassify the outstanding shares of stock into a greater number of shares of stock, or (iii) combine or reclassify the outstanding shares of stock into a lesser number of shares of stock, then the number of a Participant's Phantom Shares shall be adjusted immediately after the record date for such dividend or distribution or the effective date of such subdivision, combination or reclassification, so that such number is increased or decreased as appropriate, in the sole discretion of the Committee, to reflect such event.

9.4 INTERIM VALUATIONS. If it is determined by the Committee that the Phantom Share value as of any date on which distributions are to be made differs materially from the Phantom Share value on the last day of the prior calendar quarter upon which the distribution is to be based, the Committee, in its discretion, shall have the right to designate any date in the interim as a valuation of the Phantom Shares, for the purpose of revaluing the Phantom Shares so that the Account from which the distribution is being made will, prior to the distribution, reflect its share of such material difference in value.

9.5 ACCOUNTING FOR DISTRIBUTIONS. As of the date of any distribution under the Plan to a Participant or his or her Beneficiary or Beneficiaries, such distribution shall be charged to the applicable Participant's Account. The Participant's Account is valued based upon the investment funds' or Phantom Shares' most recent valuation as determined in accordance with this Article IX.

                               ARTICLE X
                                VESTING

10.1 NONQUALIFIED SAVINGS CONTRIBUTIONS AND NONQUALIFIED EXCESS CONTRIBUTIONS. A Participant shall always be one hundred percent (100%) vested in amounts credited to his or her Nonqualified Savings Contribution Account and Nonqualified Excess Contribution Account.

10.2 NONQUALIFIED EMPLOYER MATCHING CONTRIBUTIONS. A Participant shall always have the same vesting percentage in his or her Nonqualified Employer Matching Contribution Account as he or she has in his or her Employer Contribution Account under the Savings Plan. A Participant's Nonqualified Employer Matching Contribution Account shall be one hundred percent (100%) vested immediately prior to a Change in Control (as defined in Section 11.6) of Frozen Food Express Industries, Inc.

10.3 NONQUALIFIED EMPLOYER DISCRETIONARY CONTRIBUTIONS. A Participant shall always have the same vesting percentage in his or her Nonqualified Employer Discretionary Contribution Account as he or she has in his or her Employer Contribution Account under the Savings Plan. A Participant's Nonqualified Employer Discretionary Contribution Account shall be one hundred percent (100%) vested immediately prior to a Change in Control (as defined in Section 11.6) of Frozen Food Express Industries, Inc.

                               ARTICLE XI
                          PAYMENTS OF BENEFITS

11.1 PAYMENT OF BENEFITS. Prior to commencement of participation hereunder, a Participant shall have executed a Participant Enrollment and Election Form, as required by Section 3.1. The terms of the election form shall provide that the Participant agrees to accept a reduction in Compensation and shall require the Participant to make certain elections regarding the timing and form of payment of his benefit under this Plan.
        (A) TIME OF PAYMENT. The benefit payable under this Plan shall be distributed upon the occurrence of such event as the Participant may elect from the following alternatives (the "Distribution Date(s)"):
                (1)     One (1) or more specified dates in the future;
                (2)     The Participant's attainment of a specified age(s);  or
                (3) The Participant's termination of employment. Notwithstanding the above, the Participant's benefit shall be payable upon the death or Disability of the Participant. Any death benefit payable under the Plan shall be payable to the Participant's Beneficiary. If the Participant elects more than one specified date for distribution of his Account, he will also be required to designate the percentage of his Account balance that shall be distributed on the respective dates.

        (B) FORM OF PAYMENT. Payment of the nonforfeitable portion of the benefits credited to each Participant's Account shall be made in such form as the Participant may elect from the following alternatives:
                (1)     In a lump sum;
                (2) In monthly, quarterly or annual periodic payments for a specified number of years, not in excess of ten (10), where each payment shall be a fraction of the Participant's Account balances as of the Valuation Date immediately prior to the date each payment is to be made, and where such fraction for each payment shall be one (1) divided by the number of payments remaining (including the current payment), and in which event the unpaid balance shall continue to be adjusted [at a fixed rate of interest established by the Company equal to ____] until it is distributed in full; or
                (3) In a combination of the methods specified in Sections 11.1(B)(1) or (2).
                        The payment of the benefit due under this Plan shall begin as soon as administratively feasible, but in no event later than the sixtieth (60th) day following the Participant's Distribution Date, death or Disability. Benefit payments payable under this Plan shall be distributed in cash (for accounts deemed invested in investment funds) and/or shares of common stock of Frozen Food Express Industries, Inc. (for accounts deemed invested in Phantom Shares).

11.2 SUBSEQUENT ELECTIONS REGARDING TIMING AND/OR FORM OF PAYMENT. Prior to commencement of participation hereunder, a Participant shall have executed a Participant Enrollment and Election Form, as required by
        Section 3.1. A Participant may make a subsequent election regarding the timing and/or form of payment of his benefit made pursuant to Sections 11.1(A) and (B) by completing a new Participant Enrollment and Election Form; provided, however, that a Participant may change such election only once during any Plan Year, and such election shall only be valid if the Participant's Distribution Date, death or Disability occurs more than twenty-four (24) months after the date of the new election. In the event that the Participant's Distribution Date, death or Disability occurs during the twenty-four (24) month period following the Participant's new election for any reason, the subsequent election shall be void and of no effect.

11.3 HARDSHIP WITHDRAWALS. The Committee may, in its sole discretion, direct that payment of benefits to a Participant be made, in advance of the date such payments are due hereunder (hereinafter called a "Hardship Withdrawal"), if the Committee determines that the Participant has an unforeseeable emergency as hereinafter defined. No Hardship Withdrawal shall be in an amount greater than the lesser of
        (i) the amount needed for the unforeseeable emergency and (ii) the vested balance of the Participant's Accounts on the date of such Hardship Withdrawal. An unforeseeable emergency is defined as set forth in Treasury Regulations Section 1.457-2(h)(4), including a severe financial hardship resulting from a sudden and unexpected illness or accident of the Participant or of a dependent (as defined in Section 152(a) of the Code), casualty loss, or other similar extraordinary and unforeseeable circumstances beyond the control of the Participant. The circumstances that will constitute an unforeseeable emergency will depend on the facts of each case, but payment may not be made to the extent that such hardship is or may be relieved (i) through reimbursement or compensation by insurance or otherwise, (ii) by liquidation of the Participant's assets, to the extent that the liquidation of such assets would not itself cause severe financial hardship, or (iii) by cessation of deferrals under the Plan.

11.4 IN-SERVICE DISTRIBUTION. A lump sum distribution may be made to a Participant at any time, but no more than once during any Plan Year, of such amount equal to at least 25% of the Participant's vested Account balances as the Participant may request; provided, however, that (i) an amount equal to 10% of the amount requested shall be forfeited at the time of the distribution (so that the amount distributed to the Participant pursuant to this Section shall never exceed the amount of the Participant's vested Account balances minus the amount so forfeited), and (ii) the salary reduction agreement of any Participant who received a distribution pursuant to this Section shall be suspended for twelve (12) months following the date of such distribution.

11.5 INVOLUNTARY DISTRIBUTIONS. Notwithstanding anything contained in the Plan to the contrary, if at any time any Participant is finally determined by the Internal Revenue Service ("IRS") or the Department of Labor ("DOL") not to qualify as a member of a select group of "management or highly compensated employees" as such term is used in ERISA Section 401(a)(1), the Committee may, in its sole discretion, immediately distribute in one lump sum to such Participant his vested account under the Plan. A final determination of the IRS or DOL shall be a decision rendered by the IRS or DOL which is no longer subject to administrative appeal within the IRS or DOL.

11.6    PAYMENT UPON CHANGE IN CONTROL.   Notwithstanding any other provision
        of this Plan, a Participant's Account shall be distributed to the Participant in a cash lump-sum within sixty (60) days after a Change in Control of Frozen Food Express Industries, Inc. For purposes of this section, a "Change in Control" shall mean the purchase or other acquisition by any person, entity, or group of persons, within the meaning of section 13(d) or 14(d) of the Securities Exchange Act of 1934 ("Act"), or any comparable successor provisions, of beneficial ownership (within the meaning of Rule 13(d)-3 promulgated under the Act) of 50 percent or more of either the outstanding shares of common stock or the combined voting power of the then outstanding voting securities entitled to vote generally, or the approval of the stockholders of a reorganization, merger, or consolidation, in each case, with respect to which persons who were stockholders immediately prior to such reorganization, merger, or consolidation do not, immediately thereafter, own more than 50 percent of the combined voting power entitled to vote generally in the election of directors of the reorganized, merged, or consolidated company's then outstanding securities, or a liquidation or dissolution or sale of all or substantially all of its assets.

11.7    LOANS.  No loans are permitted by the Plan.

                               ARTICLE XII
                              THE COMMITTEE

12.1 COMMITTEE. The Committee shall administer, construe, and interpret this Plan and shall determine, subject to the provisions of this Plan in a manner consistent with the administration of the Savings Plan, the Eligible Employees who become Participants in the Plan from time to time and the amount, if any, due a Participant (or his or her Beneficiary) under this Plan. No member of the Committee shall be liable for any act done or determination made in good faith. No member of the Committee who is a Participant in this Plan may vote on matters affecting his or her personal benefit under this Plan, but any such member shall otherwise be fully entitled to act in matters arising out of or affecting this Plan notwithstanding his or her participation herein. In carrying out its duties herein, the Committee shall have discretionary authority to exercise all powers and to make all determinations, consistent with the terms of the Plan, in all matters entrusted to it, and its determinations shall be given deference and shall be final and binding on all interested parties.

                               ARTICLE XIII
                              ADMINISTRATION

13.1 ADMINISTRATIVE AUTHORITY. Except as otherwise specifically provided herein, the Committee shall have the sole responsibility for and the sole control of the operation and administration of the Plan, and shall have the power and authority to take all actions and to make all decisions and interpretations which may be necessary or appropriate in order to administer and operate the Plan, including, without limiting the generality of the foregoing, the power, duty, and responsibility to:
        (A) Resolve and determine all disputes or questions arising under the Plan, including the power to determine the rights of Eligible Employees, Participants, and Beneficiaries, and their respective benefits, and to remedy any ambiguities, inconsistencies, or omissions in the Plan.
        (B) Adopt such rules of procedure and regulations as in its opinion may be necessary for the proper and efficient administration of the Plan and as are consistent with the Plan.
        (C) Implement the Plan in accordance with its terms and the rules and regulations adopted as above.
        (D) Make determinations with respect to the eligibility of any Eligible Employee as a Participant and make determinations concerning the crediting and distribution of Plan Accounts.
        (E) Appoint any persons or firms, or otherwise act to secure specialized advice or assistance, as it deems necessary or desirable in connection with the administration and operation of the Plan, and the Committee shall be entitled to rely conclusively upon, and shall be fully protected in any action or omission taken by it in good faith reliance upon the advice or opinion of such firms or persons. The Committee shall have the power and authority to delegate from time to time by written instrument all or any part of its duties, powers, or responsibilities under the Plan, both ministerial and discretionary, as it deems appropriate, to any person or committee, and in the same manner to revoke any such delegation of duties, powers, or responsibilities. Any action of such person or committee in the exercise of such delegated duties, powers, or responsibilities shall have the same force and effect for all purposes hereunder as if such action had been taken by the Committee. Further, the Committee may authorize one or more persons to execute any certificate or document on behalf of the Committee, in which event any person notified by the Committee of such authorization shall be entitled to accept and; conclusively rely upon any such certificate or document executed by such person as representing action by the Committee until such third person shall have been notified of the revocation of such authority.

13.2 UNIFORMITY OF DISCRETIONARY ACTS. Whenever in the administration or operation of the Plan discretionary actions by the Committee are required or permitted, such actions shall be consistently and uniformly applied to all persons similarly situated, and no such action shall be taken which shall discriminate in favor of any particular person or group of persons.

13.3 LITIGATION. Except as may be otherwise required by law, in any action judicial proceeding affecting the Plan, no Participant or Beneficiary shall be entitled to any notice or service of process, and any final judgment entered in such action shall be binding on all persons interested in, or claiming under, the Plan.

13.4 PAYMENT OF ADMINISTRATION EXPENSES. All expenses incurred in the administration and operation of the Plan, including any taxes payable by the Participating Employers in respect of the Plan shall be paid by the Participating Employers.

13.5    CLAIMS PROCEDURE.
        (A) Notice of Claim. Any Eligible Employee or beneficiary, or the duly authorized representative of an Eligible Employee or beneficiary, may file with the Committee a claim for a Plan benefit. Such a claim must be in writing on a form provided by the Committee and must be delivered to the Committee, in person or by mail, postage prepaid. Within ninety (90) days after the receipt of such a claim, the Committee shall send to the claimant, by mail, postage prepaid, a notice of the granting or the denying, in whole or in part, of such claim, unless special circumstances require an extension of time for processing the claim. In no event may the extension exceed ninety (90) days from the end of the initial period. If such an extension is necessary, the claimant will be given a written notice to this effect prior to the expiration of the initial ninety (90) day period. The Committee shall have full discretion to deny or grant a claim in whole or in part in accordance with the terms of the Plan. If notice of the denial of a claim is not furnished in accordance with this Section, the claim shall be denied and the claimant shall be permitted to exercise his or her right to review pursuant to Sections 13.5(c) and 13.5(d) of the Plan, as applicable.
        (B) Action on Claim. The Committee shall provide to every claimant who is denied a claim for benefits a written notice setting forth, in a manner calculated to be understood by the claimant:
                (1)     The specific reason or reasons for the denial;
                (2) A specific reference to the pertinent Plan provisions on which the denial is based;
                (3) A description of any additional material or information necessary of the claimant to perfect the claim and an explanation of why such material or information is necessary; and
                (4)     An explanation of the Plan's claim review procedure.
        (C) Review of Denial. Within sixty (60) days after the receipt by a claimant of written notification of the denial (in whole or in part) of a claim, the claimant or the claimant's duly authorized representative, upon written application to the Committee, delivered in person or by certified mail, postage prepaid, may review pertinent documents and may submit to the Committee, in writing, issues and comments concerning the claim.
         (D) Decision on Review. Upon the Committee's receipt of a notice of a request for review, the Committee shall make a prompt decision on the review and shall communicate the decision on review in writing to the claimant. The decision on review shall be written in a manner calculated to be understood by the claimant and shall include specific reasons for the decision and specific references to the pertinent Plan provisions on which the decision is based. The decision on review shall be made not later than sixty (60) days after the Committee's receipt of a request for a review, unless special circumstances require an extension of time for processing, in which case a decision shall be rendered not later than one hundred twenty (120) days after receipt of the request for review. If an extension is necessary, the claimant shall be given written notice of the extension by the Committee prior to the expiration of the initial sixty (60) day period. If notice of the decision on review is not furnished in accordance with this Section, the claim shall be denied on review.

13.6 LIABILITY OF COMMITTEE, INDEMNIFICATION. To the extent permitted by law, the Committee shall not be liable to any person for any action taken or omitted in connection with the interpretation and administration of this Plan unless attributable to his or her own bad faith or willful misconduct.

13.7 EXPENSES. The cost of the establishment of the Plan and the adoption of the Plan by Participating Employers, including but not limited to legal and accounting fees, shall be borne by the Participating Employers.

13.8 TAXES. All amounts payable hereunder shall be reduced by any and all Federal, state, and local taxes imposed upon an Eligible Employee or his or her beneficiary which are required to be paid or withheld by Participating Employers. The determination of Participating Employers regarding applicable income and employment tax withholding requirements shall be final and binding on the Eligible Employee.

13.9 ATTORNEY'S FEES. The Participating Employers shall pay the reasonable attorney's fees incurred by any Eligible Employee in an action brought against a Participating Employer to enforce such Eligible Employee's rights under the Plan, provided that such fees shall only be payable in the event that the Eligible Employee prevails in such action.

13.10 PLAN STATUS. This Plan is intended to be "a plan which is unfunded and maintained by an employer primarily for the purpose of providing deferred compensation for a select group of management or highly compensated employees" within the meaning of Sections 201(2) and 301(a)(3) of the Employee Retirement Income Security Act of 1974 ("ERISA") and shall be interpreted and administered in a manner consistent with that intent. Participants have the status of general unsecured creditors of the Company and the Plan constitutes a mere
        promise by the Company to pay benefit payments in the future.    A
        participant's right to benefit payments under the Plan are not subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, attachment, or garnishment by creditors of the participant or the participant's beneficiary.

                               ARTICLE XIV
                         MISCELLANEOUS PROVISIONS

14.1 GOVERNING LAW. The Plan shall be governed by and construed in accordance with the laws of the State of Texas, except to the extent that federal law preempts it application.

14.2 NO EMPLOYMENT GUARANTEE. Nothing in the Plan shall be construed as an employment contract or a guarantee of continued employment with a Participating Employer.

14.3 COUNTERPART EXECUTION. The Plan may be executed by the Participating Employers in multiple counterparts, each of which shall be deemed an original but all of which together shall constitute but one and the same instrument.

14.4 AMENDMENT; TERMINATION. The Board of Directors of FFE Transportation Services, Inc. shall have the power and right from time to time to modify, amend, or terminate the Plan, provided that no such change in the Plan may deprive a Participant of the amounts allocated to his or her Account or be retroactive in effect to the prejudice of any Participant.

14.5 ADOPTION BY PARTICIPATING EMPLOYERS. Any Affiliate may, by resolution of its board of directors, adopt the Plan for its Eligible Employees, and thereby, from and after the effective date specified in such resolution, become a Participating Employer. It shall not be necessary for the Participating Employer to execute the Plan. The administrative powers and control of the Company, as provided in the Plan, including the right of amendment and of appointment and removal of the Committee, shall be the sole right of the Company and shall not be diminished by reason of the participation of any Participating Employer. Any Participating Employer may withdraw from the Plan at any time.
        Separate records shall be kept as to each Participating Employer.


	IN WITNESS WHEREOF, FFE TRANSPORTATION SERVICES, INC. has caused this Plan to be executed by its duly appointed officers on this 1st day of February, 2000.

                                         FFE TRANSPORTATION SERVICES, INC.

                                         By:  /s/ F. Dixon McElwee, Jr.
                                             ----------------------------
                                              F. Dixon McElwee, Jr.
                                              Senior Vice President